                               Pedrick Gen., Inc.

                                      30.1

                     Certificate of Incorporation of Pedrick
                                   Gen., Inc.
                               Filed July 28, 1989

                          CERTIFICATE OF INCORPORATION
                                       OF
                               PEDRICK GEN., INC.

      The undersigned, in order to form a corporation for the purpose so hereinafter stated, under and pursuant to the provisions of the New Jersey Business Corporation Act, hereby certifies that:

      I.    The name of the corporation is PEDRICK GEN., INC.

      II. The purpose for which this corporation is organized is to engage in any activity for which corporations may be organized under the New Jersey Business Corporation Act, as same may from time to time be amended or supplemented.

      III. The total number of shares of stock that the Corporation is authorized to issue is two thousand five hundred (2,500) shares of Stock, with no par value.

      IV. The initial registered office of the Corporation shall be located at 1199 Black Horse Pike in the Township of Egg Harbor, County of Atlantic, State of New Jersey and the name of the initial registered agent.of the Corporation at such location is John R. Lilly.

      V. There shall be three (3) Directors constituting the first Board of Directors. The name and address of each person who is to serve as an initial Director of the Corporation is an follows:

            Name                          Address
            ----                          -------

            John R. Lilly                 1199 Black Horse Pike
                                          Egg Harbor Township, New Jersey

            Brian A. Parent               1199 Black Horse Pike
                                          Egg Harbor Township, New Jersey

            Joseph G. Salomone            1199 Black Horse Pike
                                          Egg Harbor Township, New Jersey

            The above-named persons shall serve on the Board of Directors of the Corporation until the first annual meeting of the shareholders of the Corporation and until their successors are duly elected and qualified.

      VI. A person who is or shall hereafter become a Director or an officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the corporation or its stockholders, except that this Article shall not relieve such person from liability for any breach of duty based upon an act or omission (a) in breach of such person's a duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. Any modification, repeal, or suppression of this Article shall not adversely affect any right or protection of any such person for or with respect to any act or omission occurring prior to the time of such modification, repeal or suppression.

      VII. The name and address of the incorporator is Atlantic Generation, Inc., 1199 Black Horse Pike, Egg Harbor Township, New Jersey.

      IN WITNESS WHEREOF, the undersigned, the incorporator of the above-named corporation, has duly executed this certificate of Incorporation on July 27, 1989.

ATTEST:                                   ATLANTIC GENERATION, INC.


----------------------------------        ----------------------------------
                                          JOHN R. LILLY, President
(Seal)